Exhibit 10.10

Director Compensation

Employees of Rhino Resource Partners, L.P. (the “Partnership”) or its subsidiaries or Rhino GP LLC (the “General Partner”), the general partner of the Partnership, who also serve as directors of the General Partner will not receive additional compensation. Directors who are not employees of the Partnership or its subsidiaries or the General Partner will receive (1) a $30,000 annual cash retainer, (2) $1,500 for each board of directors or committee meeting attended in person and (3) $750 for each telephonic board of directors or committee meeting participated in. The chair of the audit committee of the board of directors of the General Partner will receive an additional $10,000 annual cash retainer. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by the Partnership for actions associated with being a director to the extent permitted under Delaware law.